Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

Khalid Islam, Director & Chairman of the Board, Fennec Pharmaceuticals, Inc.
(if individual is signing for a company please state the position. ie, CEO.)

Here in after referred to as PRINCIPAL, in the

County of	Harris

State of	Texas

Do{es) appoint:

Mark Gowland, Controller

his {her) true and lawful attorney.

In principal's name, and for principal 's use and benefit, said attorney is authorized hereby:

(1) To execute, acknowledge, and deliver such written documentation with respect to completing and filing a UNIFORM APPLICATION FOR ACCESS CODES TO FILE ON EDGAR with the U.S. Security and Exchange Commission, all upon such terms and conditions as said attorney shall approve.

Giving and granting to said attorney full power and authority to do all and every act and thing whatsoever requisite and necessary to be done relative to any of the foregoing as fully to all intents and purposes as principal might or could do if personally present.

All that said attorney shall lawfully do or cause to be done under the authority of this power of attorney is expressly approved.

12 September 2017	/s/ Khalid Islam
Date	Signature